EXHIBIT 22.1

LIST OF SUBSIDIARIES OF COATES INTERNATIONAL, LTD.

As of December 31, 2012

Name	Approximate Percentage of Outstanding Voting Shares Held

Coates Hi-Tech Engines, Ltd.	67%
Coates Oklahoma Engine Manufacturing, Ltd.	67%